THERMON REPORTS FISCAL 2015 RESULTS

Company Announces Fiscal 2015 Revenue of $308.6 million, EPS of $1.52, and Order Growth of 13%

SAN MARCOS, Texas, May 27, 2015 -- Thermon Group Holdings, Inc. (NYSE:THR) (“Thermon” or the “Company”) today announced consolidated financial results for the fourth quarter and fiscal year ended March 31, 2015 ("fiscal 2015").

Highlights for the full fiscal year include:

•	Revenue of $308.6 million, an increase of 11%

•	Gross margin percentage of 50.1% versus 48.7% in fiscal 2014

•	Orders of $301.7 million, an increase of 13% over fiscal 2014

•	Fully diluted Adjusted EPS of $1.38 and fully diluted GAAP EPS of $1.52

“We are excited by our fiscal 2015 results. In our sixtieth year, Thermon achieved all-time highs in most of our financial metrics. Recently, we closed the first two acquisitions since our initial public offering. We recognize the headwinds that our business will face due to the recent downturn in the energy industry. In fiscal 2016, we intend to make strategic investments in our business and are targeting mid-single digit total revenue growth for the upcoming year," said Rodney Bingham, President and Chief Executive Officer.

In fiscal 2015, the Company generated revenue of $308.6 million reflecting an increase of 11% over fiscal 2014 revenue of $277.3 million. In fiscal 2015, the mix of MRO/Greenfield revenue was approximately 59% MRO/UE and 41% Greenfield, whereas in fiscal 2014 MRO/UE revenue represented 67% of our total revenue and Greenfield revenue was 33% of total revenue. Greenfield revenue grew 37% or $34.3 million and MRO/UE revenue declined $3.0 million or 2% compared to fiscal 2014. On a pro-forma basis, adjusting for foreign currency fluctuations, we grew revenue in all geographic regions, with our growth most heavily concentrated in North America. In fiscal 2015, foreign currency fluctuations negatively impacted revenue by $12.8 million or 4% primarily attributable to the appreciation of the U.S. Dollar relative to the Canadian Dollar and the Euro.

Gross profit totaled $154.7 million compared to $135.2 million in fiscal 2014, an increase of 14%. Although we had a higher concentration of Greenfield revenue in fiscal 2015, our gross margin percentage increased from 48.7% in fiscal 2014 to 50.1% in fiscal 2015. We believe our gross margin improvement is largely attributable to a favorable product mix, where we sold more of our manufactured products in fiscal 2015 than fiscal 2014.

Orders placed during fiscal 2015 totaled $301.7 million compared to $266.9 million in fiscal 2014, representing growth of 13%. As of March 31, 2015, our backlog was $75.7 million compared to $84.8 million at March 31, 2014, a decline of $9.1 million or 11%. $7.0 million of this decline is attributable to foreign currency fluctuations.

Net income was $49.4 million in fiscal 2015 versus $25.8 million in fiscal 2014 and an increase of $23.6 million or 91%. After adjustments related to debt transactions, discrete tax benefits and a settlement with our Predecessor owners, our Adjusted net income per fully diluted share was $1.38 in fiscal 2015 compared to $1.20 in the prior fiscal year. In total, foreign currency negatively impacted GAAP earnings per share by $0.06.

Our cash balance increased 29% from $72.6 million at March 31, 2014 to $93.8 million at March 31, 2015. Free cash flow was $45.7 million and $42.7 million in fiscal 2015 and 2014, respectively.

Q4 2015 revenue totaled $74.3 million as compared to $67.5 million in Q4 2014, an increase of 10%. Greenfield revenue grew 50% or $9.8 million in Q4 2015 and MRO/UE revenue declined 6% or $3.0 million compared to Q4 2014. Greenfield revenue was 39% of total revenue in Q4 2015 and 29% of total revenue in Q4 2014, whereas MRO/UE revenue represented 61% and 71% of total revenue in Q4 2015 and Q4 2014, respectively. During Q4 2015, nearly all of our revenue growth was concentrated in the United States. Foreign currency fluctuations negatively impacted Q4 2015 revenue by $6.2 million or 8%.

Q4 2015 gross profit totaled $34.1 million compared to $32.7 million a 4% increase over Q4 2014. Our gross margin percentage decreased from 48.5% in Q4 2014 to 45.9% in Q4 2015. The decrease in gross margin percentage in Q4 2015 is largely attributable to our growth in Greenfield projects, which typically generate lower margins than our MRO/UE revenue.

Orders placed during Q4 2015 totaled $52.2 million compared to $61.8 million in Q4 2014, a decline of 16%. We attribute the lower order volume to the recent downturn in energy markets and softening of demand in the Canadian Oil Sands region.

Net income for Q4 2015 was $10.5 million compared to $9.6 million in Q4 2014 and on a fully-diluted basis our GAAP EPS was $0.32 and $0.30 in Q4 2015 and Q4 2014, respectively. After adjusting for a settlement with our Predecessor owners and the release of a tax valuation allowance, our Adjusted EPS was $0.28 in Q4 2015 versus $0.30 in Q4 2014.

Outlook

For fiscal 2016, the Company expects mid-single digit total revenue growth over fiscal 2015. We expect a modest contraction in organic revenue and a growth contribution from our recently completed acquisitions. In order to improve Thermon's competitive position for fiscal 2017 and beyond, we will be making certain strategic investments in areas such a new product development, enhancements to our application engineering and project execution capabilities and further development of our global sales channels. In addition, we have added new senior management talent that we expect will lead key initiatives to drive revenue growth and increase profitability. As a result of these investment initiatives, we expect our operating expenses to modestly out-pace our revenue growth for fiscal 2016. We intend to retain the flexibility to scale back a portion of these expenses in the event market conditions deteriorate.

Conference Call and Webcast Information

Thermon's senior management team, including Rodney Bingham, President and Chief Executive Officer, and Jay Peterson, Chief Financial Officer, will discuss fiscal 2015 results during a conference call today at 10:00 a.m. (Central Time), which will be simultaneously webcast on Thermon's Investor Relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 312-5421 from within the United States/Canada and (253) 237-1121 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's Investor Relations website beginning two hours after the conclusion of the call.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, and complimentary products and services for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted net income," "Free cash flow" and "Return on equity" which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted net income" and "Adjusted fully diluted earnings per share (or EPS)" represents net income before certain transaction expenses and debt redemptions, debt extinguishment, refinancing of our revolving credit facility, certain discrete tax items, expenses related to the release of a liability for uncertain tax positions, the release of a deferred tax liability for foreign earnings we no longer expect to repatriate and a non-recurring gain related to the settlement of our escrow account with the Predecessor owners, per fully-diluted common share. "Adjusted EBITDA" represents net income before interest expense (net of interest income), income tax expense, depreciation and amortization expense and other non-cash charges such as stock-based compensation expense, and expenses incurred with transactions not associated with our ongoing operations, such as the loss on the retirement of debt. "Return on equity" for the three month periods ended March 31, 2015 and 2014 represents "Adjusted EBITDA" for each respective period multiplied times four to represent a full year's results, divided by the average of total shareholders' equity as of March 31 and December 31 for each respective period. "Return on equity" for the fiscal years ended March 31, represents "Adjusted EBITDA" for each period divided by average total shareholders' equity for each respective fiscal year. We believe that the average shareholders' equity properly accounts for net income that occurred during the three and twelve months ended March 31, 2015 and 2014. "Free cash flow" represents cash provided by operations less cash used for the purchase of property, plant and equipment. Foreign currency impact on revenue is calculated by comparing actual current period revenue in U.S Dollars to the theoretical U.S. Dollar revenue we would have achieved based on the weighted-average foreign exchange rates in effect in the comparative prior periods for all applicable foreign currencies.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted net income, or Return on equity. Adjusted EPS, Adjusted EBITDA, Adjusted net income, and Return on equity should be considered in addition to, not as substitutes for, income from operations, net income, net income per share, net cash provided by operating activities and other measures of financial performance reported in accordance with GAAP. We provide Free cash flow as a measure of our liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted net income, Free cash flow and Return on equity may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted net income, Return on equity and Free cash flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income to Adjusted EBITDA and Return on Equity," "Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."

Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used, the words "anticipate," "assume," "believe," "budget," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "will," "future" and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of energy and chemical processing capital investments; (iii) our ability to deliver existing orders within our backlog; (iv) our ability to bid and win new contracts; (v) competition from various other sources providing similar heat tracing products and services, or alternative technologies, to customers; (vi) changes in relevant currency exchange rates; (vii) potential liability related to our products as well as the delivery of products and services; (viii) our ability to comply with the complex and dynamic system of laws and regulations applicable to international operations; (ix) a material disruption at any of our manufacturing facilities; (x) our dependence on subcontractors and suppliers; (xi) our ability to obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; (xii) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xiii) our ability to continue to generate sufficient cash flow to satisfy our liquidity needs; (xiv) the extent to which federal, state, local and foreign governmental regulation of energy, chemical processing and power generation products and services limits or prohibits the operation of our business; and (xv) other factors discussed in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, to be filed with the Securities and Exchange Commission on or before June 1, 2015. Any one of these factors or a combination of these factors could materially affect our financial condition, results of operations and cash flows and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

Thermon Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in Thousands)

	March 31, 2015	March 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$93,774	$72,640
Accounts receivable, net of allowance for doubtful accounts of $785 and $751 as of March 31, 2015 and 2014, respectively	60,441	52,578
Inventories, net	41,008	37,316
Costs and estimated earnings in excess of billings on uncompleted contracts	6,804	2,880
Income taxes receivable	—	3,310
Prepaid expenses and other current assets	5,128	5,058
Deferred income taxes	4,334	2,325
Total current assets	211,489	176,107
Property, plant and equipment, net	34,824	31,532
Goodwill	105,232	114,112
Intangible assets, net	100,813	118,917
Debt issuance costs, net	1,358	1,528
Other noncurrent assets	378	263
Total Assets	$454,094	$442,459
Liabilities
Current liabilities:
Accounts payable	$17,145	$17,066
Accrued liabilities	17,417	9,869
Obligations due to settle the CHS Transactions	—	567
Current portion of long term debt	13,500	13,500
Billings in excess of costs and estimated earnings on uncompleted contracts	2,366	1,749
Income taxes payable	2,710	956
Total current liabilities	53,138	43,707
Long-term debt, net of current maturities	94,500	108,000
Deferred income taxes	31,620	37,896
Other noncurrent liabilities	3,070	2,390
Total Liabilities	182,328	191,993
Shareholders' equity
Common Stock	32	32
Additional paid in capital	213,885	208,451
Accumulated other comprehensive loss	(41,400)	(7,880)
Retained earnings	99,249	49,863
Shareholders' equity	271,766	250,466
Total liabilities and shareholders' equity	$454,094	$442,459

Thermon Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
(in Thousands, except per share amounts)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
	(unaudited)	(unaudited)	(unaudited)
Sales	$74,256	$67,475	$308,578	$277,323
Cost of sales	40,151	34,730	153,874	142,153
Gross profit	34,105	32,745	154,704	135,170
Operating expenses:
Marketing, general and administrative and engineering	17,903	15,021	73,573	63,260
Stock compensation expense	992	631	3,295	2,203
Amortization of other intangible assets	2,600	2,742	10,775	11,090
Income from operations	12,610	14,351	67,061	58,617
Interest income and expense	(779)	(1,114)	(3,641)	(5,201)
Acceleration of unamortized debt cost	—	—	—	(4,010)
Debt cost amortization	(111)	(107)	(464)	(562)
Loss on retirement of senior notes	—	—	—	(15,485)
Interest expense, net	(890)	(1,221)	(4,105)	(25,258)

Other income (expense)	940	(246)	(394)	(596)
Income before provision for taxes	12,660	12,884	62,562	32,763
Income tax expense	2,159	3,302	13,176	6,964
Net income	$10,501	$9,582	$49,386	$25,799

Net income per common share:
Basic income per share	$0.33	$0.30	$1.54	$0.82
Diluted income per share	$0.32	$0.30	$1.52	$0.80
Weighted-average shares used in computing net income per common share:
Basic common shares	32,074	31,865	32,027	31,595
Fully-diluted common shares	32,469	32,318	32,407	32,154

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA and Return on Equity
(Unaudited, in Thousands except Return on Equity)

Adjusted EBITDA and Return on Equity	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014	Year Ended March 31, 2015	Year Ended March 31, 2014
Net income	$10,501	$9,582	$49,386	$25,799
Interest expense, net	890	1,221	4,105	25,258
Income tax expense	2,159	3,302	13,176	6,964
Depreciation and amortization expense	3,464	3,555	14,143	14,178
EBITDA non-GAAP basis	$17,014	$17,660	$80,810	$72,199
Stock compensation expense	992	631	3,295	2,203
Gain on settlement of CHS Transactions	(931)	—	(931)	—
Adjusted EBITDA-non-GAAP basis	$17,075	$18,291	$83,174	$74,402

Adjusted EBITDA - Annualized for a full fiscal year	$68,300	$73,164	$83,174	$74,402

Average total shareholders' equity for the three and twelve month period ended March 31	$274,911	$247,319	$261,116	$238,257

Return on Equity - non-GAAP basis	25%	30%	32%	31%

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS
(Unaudited, in Thousands except per share amounts)

Adjusted Net Income and Adjusted EPS	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014	Year Ended March 31, 2015	Year Ended March 31, 2014	Adjustment to:

GAAP net income	$10,501	$9,582	$49,386	$25,799

Premium paid on redemption of long term debt	—	—	—	15,485	Loss on retirement of debt
Acceleration of unamortized debt costs due to redemptions of long term debt	—	—	—	4,010	Loss on retirement of debt
Release of deferred tax liability for undistributed foreign earnings	—	—	(3,224)	—	Income tax expense
Gain on settlement of CHS Transactions	(931)	—	(931)	—	Other income (expense)
Release of an accrual for obligations due to settle the CHS transactions	—	—	—	(575)	Income tax expense
Release of valuation allowance on net operating loss deferred tax asset	(634)	—	(634)	—	Income tax expense
Release of liability for uncertain tax positions	—	—	—	(1,047)	Income tax expense
Tax effect of financial adjustments	—	—	—	(5,088)	Income tax expense
Adjusted net income	$8,936	$9,582	$44,597	$38,584

Adjusted fully-diluted earnings per common share	$0.28	$0.30	$1.38	$1.20

Fully-diluted common shares	32,469	32,318	32,407	32,154

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Cash provided by Operating Activities to Free Cash Flow Provided
(Unaudited, in Thousands except per share amounts)

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014	Year Ended March 31, 2015	Year Ended March 31, 2014
Cash provided by operating activities	$17,644	$9,550	$51,731	$46,114
Less: Cash used for purchases of property, plant and equipment	(1,927)	(929)	(6,075)	(3,367)
Free cash flow	$15,717	$8,621	$45,656	$42,747